EXHIBIT 99.1

INFORMATION
.

For Immediate Release
July 24, 2014
Contact: 513.271.3700
John A. Kraeutler, Chief Executive Officer

MERIDIAN BIOSCIENCE REPORTS THIRD QUARTER AND NINE MONTHS OPERATING
RESULTS, DECLARES REGULAR CASH DIVIDEND,
AND REAFFIRMS FISCAL 2014 GUIDANCE

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•
reported fiscal 2014 third quarter and first nine months net sales of $47.2 million and $142.1 million, respectively, flat and an increase of 2%, respectively, from the same periods of the prior fiscal year;

•	reported third quarter operating income of $13.1 million, a decrease of 16% from the same period of the prior fiscal year;

•	reported nine months operating income of $40.4 million, a decrease of 8% from the same period of the prior fiscal year;

•	reported third quarter net earnings of $8.8 million, or $0.21 per diluted share, decreases of 13% compared to the fiscal 2013 third quarter;

•	reported first nine months net earnings of $26.6 million, or $0.63 per diluted share, decreases of 8% and 9%, respectively, compared to the same period of fiscal 2013;

•
declared the regular quarterly cash dividend of $0.20 per share for the third quarter of fiscal 2014 (annual indicated rate of $0.80 per share), a 5% increase over the regular quarterly rate for fiscal 2013; and

•	reaffirmed its current fiscal 2014 guidance of per share diluted earnings to between $0.85 and $0.90 on net sales of $190 million to $195 million.

FINANCIAL HIGHLIGHTS (UNAUDITED)
In Thousands, Except per Share Data

	Three Months Ended June 30,			Nine Months Ended June 30,

	2014	2013	% Change	2014	2013	% Change
Net Sales	$47,212	$47,108	-%	$142,140	$139,724	2%
Operating Income	13,132	15,699	-16%	40,424	44,043	-8%
Net Earnings	8,835	10,159	-13%	26,561	28,882	-8%
Diluted Earnings per Share	$0.21	$0.24	-13%	$0.63	$0.69	-9%

	June 30,
	2014	2013
Cash and Equivalents	$39,285	$40,363
Working Capital	96,507	88,875
Shareholders' Equity	161,820	151,266
Total Assets	178,763	170,991

COMPANY COMMENTS

John A. Kraeutler, Chief Executive Officer, said, "The third fiscal quarter was in-line with our most recently updated guidance, and reflects the increasing complexity of the market, and an expanding competitive climate.  Our strategic growth drivers were mixed in their contributions with the more significant increases coming from our illumigene® molecular products, +9%, our H. pylori category, +9%, and the Bioline molecular components business growing by 6%.  Our new illumigene Pertussis test contributed $227,000 of revenue for the quarter and is now in use by approximately 80 customers in its first 90 days post-launch.  During the quarter we added 30 new illumigene customers and a total of 94 new assays were installed on both new and existing systems.  Despite these highlights, our legacy C. difficile products continued to decline gradually; new competition in the foodborne category, somewhat exacerbated by purchasing patterns, resulted in a 5% quarter over quarter decline; and our core Life Science business faced a difficult year ago comparison.

Tactically, R&D will continue to focus upon our illumigene molecular technology platform and the expansion of its menu to include HSV I & II and gonorrhea/chlamydia which are expected to launch in the first half of FY 2015.  In addition, we are evaluating multiple new technologies, both molecular and non-molecular, that can expand our menu of infectious disease tests while adding greater workflow simplicity.  Going forward we will continue investing in the global expansion of our Life Science business which has already yielded material opportunities in China and surrounding markets.

William J. Motto, Executive Chairman, stated, "We are very pleased that Dee Ellingwood has joined Meridian's Board of Directors.  At Cincinnati Children's Hospital Medical Center since 1997, Mr. Ellingwood previously served as Senior Vice President of Planning and Business Development, developing institutional strategy and leading organizational initiatives to pursue the institution's vision to be the leader in improving child health.    Previously, Mr. Ellingwood served as the Vice President of Network Development, Planning and Managed Care for Spohn Health System, a Catholic-based integrated health system in Corpus Christi, Texas.    As a loaned executive from Cincinnati Children's Hospital Medical Center, he is leading the Collective Impact on Health planning and processes to establish community backbone functions and drive the initiative toward achieving the Triple Aim of better health, better care and lower costs.  We welcome Mr. Ellingwood to our Board and look forward to his contributions."

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.20 per share for the third quarter ended June 30, 2014.  The dividend is of record August 4, 2014 and payable August 14, 2014.  This annual indicated dividend rate of $0.80 per share represents a 5% increase over the rate in fiscal 2013.  Guided by the Company's policy of setting a payout ratio of between 75% and 85% of each fiscal year's expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including acquisitions.

FISCAL 2014 GUIDANCE REAFFIRMED

For the fiscal year ending September 30, 2014, management expects net sales to be in the range of $190 million to $195 million and per share diluted earnings to be between $0.85 and $0.90.  The per share estimates assume an increase in average diluted shares outstanding from approximately 41.9 million at fiscal 2013 year end to approximately 42.3 million at fiscal 2014 year end.  The sales and earnings guidance provided in this press release is from expected internal growth and does not include the impact of any acquisitions the Company might complete during fiscal 2014.

FINANCIAL CONDITION

The Company's financial condition is sound.  At June 30, 2014, current assets were $113.4 million compared to current liabilities of $16.9 million, resulting in working capital of $96.5 million and a current ratio of 6.7.  Cash and equivalents were $39.3 million and the Company had 100% borrowing capacity under its $30.0 million commercial bank credit facility.  The Company has no bank-debt obligations outstanding.

INTERIM UNAUDITED OPERATING RESULTS
(In Thousands, Except per Share Data)

The following table sets forth the unaudited comparative results of Meridian on a U.S. GAAP basis for the interim periods of fiscal 2014 and fiscal 2013.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2014	2013	2014	2013
Net sales	$47,212	$47,108	$142,140	$139,724
Cost of sales	17,970	16,477	53,298	49,554
Gross profit	29,242	30,631	88,842	90,170

Operating expenses
Research and development	3,146	2,711	9,185	8,039
Selling and marketing	6,249	5,440	18,787	16,604
General and administrative	6,715	6,781	20,446	21,484
Total operating expenses	16,110	14,932	48,418	46,127

Operating income	13,132	15,699	40,424	44,043
Other income (expense), net	(252)	(148)	(490)	263
Earnings before income taxes	12,880	15,551	39,934	44,306
Income tax provision	4,045	5,392	13,373	15,424
Net earnings	$8,835	$10,159	$26,561	$28,882

Net earnings per basic common share	$0.21	$0.25	$0.64	$0.70
Basic common shares outstanding	41,478	41,304	41,445	41,209

Net earnings per diluted common share	$0.21	$0.24	$0.63	$0.69
Diluted common shares outstanding	42,096	41,983	42,114	41,863

The following table sets forth the unaudited segment data for the interim periods in fiscal 2014 and fiscal 2013 (in thousands).  In the fourth quarter of fiscal 2013, we aggregated our Diagnostics operating segments into a single reportable segment ("Diagnostics").  The prior period information reflected below has been conformed to the current period presentation.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2014	2013	2014	2013
Net sales
Diagnostics	$35,168	$35,305	$107,066	$107,377
Life Science	12,044	11,803	35,074	32,347
	$47,212	$47,108	$142,140	$139,724
Operating Income
Diagnostics	$10,526	$12,296	$32,211	$36,130
Life Science	2,676	3,543	8,243	8,223
Eliminations	(70)	(140)	(30)	(310)
	$13,132	$15,699	$40,424	$44,043

FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements.  Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as "estimates", "anticipates", "projects", "plans", "seeks", "may", "will", "expects", "intends", "believes", "should" and similar expressions or the negative versions thereof and which also may be identified by their context.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  The Company assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following:

Meridian's continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian's competition, and its ability to effectively sell such products.  While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis.  Meridian relies on proprietary, patented and licensed technologies, and the Company's ability to protect its intellectual property rights, as well as the potential for intellectual property litigation, would impact its results.  Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution.  Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers can change expected results.  Costs and difficulties in complying with laws and regulations, including those administered by the United States Food and Drug Administration, can result in unanticipated expenses and delays and interruptions to the sale of new and existing products.  The international scope of Meridian's operations, including changes in the relative strength or weakness of the U.S. dollar and general economic conditions in foreign countries, can impact results and make them difficult to predict.  One of Meridian's growth strategies is the acquisition of companies and product lines.  There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses will be successfully integrated into Meridian's operations.  There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention and there may be additional risks with respect to Meridian's ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives.  The Company cannot predict the possible impact of U.S. healthcare legislation enacted in 2010 – the Patient Protection and Affordable Care Act, as amended by the Healthcare and Education Reconciliation Act – and any modification or repeal of any of the provisions thereof, and any similar initiatives in other countries on its results of operations.  In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company.

Meridian is a fully integrated life science company that develops, manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral and respiratory infections. Meridian's diagnostic products are used outside of the human body and require little or no special equipment. The Company's products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company's shares are traded on the NASDAQ Global Select Market, symbol VIVO. Meridian's website address is www.meridianbioscience.com.
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